Exhibit 99.1

Bunge Reports Fourth Quarter and Full Year 2012 Results

White Plains, NY – February 7, 2013 – Bunge Limited (NYSE:BG)

•                           Fourth quarter included non-cash, after-tax charges of $683 million, primarily includes goodwill impairment of $327 million in sugar & bioenergy segment,  provisions of $298 million in discontinued operations related to pending sale of fertilizer business and $49 million related to sale of long-term recoverable taxes

•                           Record full-year results in agribusiness of over $1 billion, up 20% vs. last year on an adjusted basis

•                           Fourth quarter operating cash flow of approximately $2.4 billion

•                           Expect strong performance in 2013

▶         Financial Highlights

	Quarter Ended		Year Ended

US$ in millions, except per share data	12/31/12	12/31/11	12/31/12	12/31/11

Net sales	$17,040	$15,692	$60,991	$56,097
Total segment EBIT (a)	$(414)	$295	$628	$1,189
Certain gains & charges (b)	$(563)	-	$(481)	$43
Total segment EBIT, adjusted (a)	$149	$295	$1,109	$1,146
Agribusiness	$134	$199	$1,038	$868
Sugar & Bioenergy	$(49)	$3	$(118)	$(20)
Food & Ingredients	$49	$70	$166	$235
Fertilizer	$15	$23	$23	$63
Net income (loss) per common share from continuing operations-diluted	$(1.99)	$1.80	$2.51	$6.23
Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$0.57	$1.80	$4.62	$5.96

(a)

Total segment earnings before interest and tax (“EBIT”) and net income (loss) per common share from continuing operations-diluted (excl. certain gains and charges and discontinued operations) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

(b)

Includes certain gains and charges included in segment EBIT for the quarter and year-end December 31, 2012 of ($76) million and $9 million for agribusiness, ($480) million and ($519) million for sugar & bioenergy and ($7) million and $29 million for food & ingredients respectively.  Includes certain gains and charges included in segment EBIT for the year-ended December 31, 2011 of $37 million for agribusiness and $6 million for food & ingredients.

▶         Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “The fourth quarter was weaker than expected, but looking at the full year, agribusiness achieved record EBIT of over $1 billion in a challenging, volatile period.  On an adjusted basis, this exceeded last year’s record year by 20%.  After a slow beginning to the year, food & ingredients recovered and delivered a solid second half.  And in fertilizer we took the important strategic step of agreeing to sell our Brazilian business for $750 million.  This divestiture will create a more streamlined complement to our agribusiness operations with lower price risk.  Sugar & bioenergy, however, continued to be challenged by negative margins in our Brazilian ethanol operations and the lingering impact of weather on sugarcane yields and ATR.  While the non-cash impairment charge to goodwill that we were required to take under U.S. GAAP accounting rules is disappointing, it does not change our positive view of the business and our optimism about its future growth opportunities.

“Looking to 2013, the agribusiness environment is robust.  The world needs to rebuild grain and oilseed stocks to meet growing consumption.  Crops in South America are developing well and are expected to reach record levels.  In combination with expected strong export demand, this will stress local grain transport and handling infrastructure more than usual, particularly in Brazil.  In these environments, the value of our services and network of elevators, processing plants and port terminals increases as we are able to provide market access for farmers and deliver the right products to customers when and where they are needed.  In sugar & bioenergy, we reached our sugarcane planting target of nearly 70 thousand hectares in 2012, which combined with our planting programs in previous years, should allow us to operate our mills at capacity in 2013.  We expect our food & ingredients segment to build upon its recent momentum and extract even greater value from the business.”

▶         Fourth Quarter Results

Results in the quarter included after-tax non-cash charges of $683 million that reduced net income attributable to Bunge from continuing operations by $385 million and discontinued operations by $298 million.

•                  In connection with our annual goodwill impairment testing, we recorded an after-tax goodwill impairment charge of $339 million in our sugar & bioenergy segment resulting primarily from the current difficult industry market conditions.  The impairment is a non-cash charge and does not affect the Company’s current or future operations.

•                  As a result of our entry into an agreement in December 2012 to sell our Brazilian fertilizer business, the results of this business, net of tax, have been classified as discontinued operations. In addition, the assets and liabilities of the business that are included in the sale have been classified as held for sale.  Due to this pending sale, we recorded a deferred tax valuation allowance of $266 million.  We have also recorded an after-tax provision of $32 million related to long-term Brazilian farmer receivables, as we believe the sale of the business will negatively impact our ability to collect those outstanding amounts from farmers.  At closing, we expect to record a gain on the sale transaction.

•                  During the quarter, we sold at a discount certain long-term recoverable tax assets in Brazil for $31 million in cash, which resulted in an after-tax loss of $49 million.  On a pre-tax basis this charge negatively impacted EBIT in agribusiness by $66 million and edible oil products by $7 million.  In addition, we entered into an agreement to sell certain legal claims in Brazil.  This transaction closed in January 2013 and is expected to result in an after-tax gain of approximately $40 million, which we will recognize in the first quarter 2013.

Agribusiness

On an adjusted basis, higher oilseed processing results in North and South America were offset by lower results in Asia and European softseed processing.  Grain trading & merchandising benefited from corn export programs out of South America and Eastern Europe and slightly higher results out of North America; however, results were short of expectations primarily due to weak U.S. grain export volumes and risk management strategies that were not as profitable as expected in the quarter.

Sugar & Bioenergy

Bunge’s eight mills crushed 1.5 million metric tons more sugarcane in the quarter than in the prior year. Despite lower ATR levels, our unit production costs decreased, reflecting our efficiency improvement activities, and sales volumes increased. However, this was offset by lower ethanol and sugar prices, which were on average down approximately 20%. Risk management strategies were less effective in the quarter, which impacted results in our trading & merchandising business.  Performance in our U.S. ethanol joint ventures was also lower than last year.

Edible Oil Products

Adjusting for charges, results in the quarter were primarily driven by higher packaged oil margins in Brazil and Europe and our 2012 acquisition in India.  Results in the quarter included a $16 million valuation adjustment for certain value added taxes in Brazil.

Milling Products

Higher results in wheat milling, which benefited from improved margins and contributions from our 2012 acquisition in Mexico, were more than offset by lower results in corn milling and rice milling, which experienced lower margins.  Results in the quarter included a $6 million valuation adjustment for certain value added taxes in Brazil.

Fertilizer

Results in our ongoing fertilizer operations were lower in both Argentina and in our Morocco joint venture.

Cash Flow

Cash generated in the fourth quarter 2012 was approximately $2.4 billion compared to cash generated of $1.3 billion in the same period last year.  For the full year, cash used by operations was $455 million compared to cash generated of $2.6 billion in 2011.  The year-over-year variance primarily reflects higher commodity prices.

Income Taxes

The effective tax rate, excluding our discontinued fertilizer business and the sugar & bioenergy impairment for the year ended December 31, 2012 was approximately 19% compared to 6% last year.  The higher tax rate primarily reflects earnings mix.

▶         Outlook

Drew Burke, Chief Financial Officer, stated, “We expect a much improved year in 2013.  In agribusiness, the combination of tight global supplies and large crops in South America should make this region the principal supplier of soybean, soy products and grain exports until Northern Hemisphere harvests begin later in the year.  At that time we expect a similar situation to develop in the Northern Hemisphere.  Considering our global network of assets, expertise in managing risk and export capabilities this market environment fits us well.

“For the first time, in sugar & bioenergy we expect to have sufficient sugarcane to be able to operate our mills at our 21 million tons of capacity. This higher level of crush, as well as an expected improvement in ATR, should significantly reduce our unit production costs.  We expect results in this segment to be significantly higher and weighted toward the second half of the year due to the seasonality of the Brazilian sugarcane harvest.

“In food & ingredients, we expect the solid performance in the second half of 2012 to continue.  We should benefit from the full-year results of our acquired wheat mill in Mexico and the start-up of operations at our new multi-oil refining facility in India and our new refining and packaging facility in Decatur, Alabama, both of which should improve our operating efficiencies.

“Additionally, we expect the following for 2013:  depreciation, depletion and amortization of approximately $575 million; capital expenditures of approximately $1.2 billion, approximately 25% of which will be invested in maintenance, safety and environmental projects; and a full-year tax rate of 17% to 20%.”

▶         Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EST on February 7, 2013 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

Earnings announcements for the first, second and third quarters of fiscal year 2013 are tentatively scheduled for April 25, July 25 and October 24, respectively.

To listen to the call, please dial (877) 261-8992.  If you are located outside the United States or Canada, dial (847) 619-6548.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 34095635.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to the “Webcasts and Events” page of the “Investors” section of the company’s website.  Select “Q4 2012 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on February 7, 2013, continuing through March 8, 2013.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 34095635.  A replay will also be available on the “Audio Archives” page of the “Investors” section of the company’s website.

▶         About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

▶         Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

▶         Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, net income attributable to Bunge and earnings per share for the quarter and year ended December 31, 2012 and 2011.

			Net Income		Earnings

	Total Segment		Attributable to		Per Share

(In millions, except per share data)	EBIT		Bunge		Diluted

Quarter Ended December 31:	2012	2011	2012	2011	2012	2011
Continuing operations:
Agribusiness:
Loss on sale of recoverable tax credits (2)	$(66)	$-	$(44)	$-	$(0.30)	$-
Impairment of equity method investment and related party loan (3)	(10)	-	(9)	-	(0.06)	-
Sugar & Bioenergy:
Goodwill impairment (5)	(514)	-	(339)	-	(2.32)	-
Noncontrolling interest share of goodwill impairment	18	-	12	-	0.08	-
Gain on sale of investment (6)	16	-	11	-	0.07	-
Edible oil products:
Loss on sale of recoverable tax credits (8)	(7)	-	(5)	-	(0.03)	-
Discontinued operations - Fertilizer (10):
Impairment of long-term receivables from farmers (12)	(49)	-	(32)	-	(0.22)	-
Income tax valuation allowance (13)	-	-	(266)	-	(1.82)	-
Total	$(612)	$-	$(672)	$-	$(4.60)	$-

			Net Income		Earnings

	Total Segment		Attributable to		Per Share

(In millions, except per share data)	EBIT		Bunge		Diluted

Year Ended December 31:	2012	2011	2012	2011	2012	2011
Continuing operations:
Agribusiness:
Gains on sales of investments in affiliates (1)	$85	$37	$54	$37	$0.37	$0.24
Loss on sale of recoverable tax credits (2)	(66)	-	(44)	-	(0.30)	-
Impairment of equity method investment and related party loan (3)	(10)	-	(9)	-	(0.06)	-
Sugar & Bioenergy:
Impairment of equity method investments and related party loan (4)	(39)	-	(25)	-	(0.17)	-
Goodwill impairment (5)	(514)	-	(339)	-	(2.31)	-
Noncontrolling interest share of goodwill impairment	18	-	12	-	0.08	-
Gain on sale of investment (6)	16	-	11	-	0.07	-
Edible oil products:
Gain on sale of property, plant and equipment (7)	-	6	-	5	-	0.03
Loss on sale of recoverable tax credits (8)	(7)	-	(5)	-	(0.03)	-
Milling products:
Gain on acquisition of controlling interest (9)	36	-	36	-	0.24	-
Discontinued operations - Fertilizer (10):
Other income (expense) - net (11)	(27)	-	(18)	-	(0.12)	-
Impairment of long-term receivables from farmers (12)	(49)	-	(32)	-	(0.22)	-
Income tax valuation allowance (13)	-	-	(266)	-	(1.81)	-
Total	$(557)	$43	$(625)	$42	$(4.26)	$0.27

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions)	2012	2011	2012	2011
Net sales	$17,040	$15,692	$60,991	$56,097
Cost of goods sold	(16,490)	(14,975)	(58,418)	(53,470)
Gross profit	550	717	2,573	2,627
Selling, general and administrative expenses	(399)	(390)	(1,563)	(1,436)
Foreign exchange gain (loss)	2	(11)	88	(16)
Other income (expense)-net	(74)	(2)	(92)	7
Goodwill impairment (5)	(514)	-	(514)	-
Gain on sale of investments in affiliates	-	-	85	37
Gain on acquisition of controlling interest	-	-	36	-
EBIT attributable to noncontrolling interest	21	(19)	15	(30)
Total Segment EBIT (14)	(414)	295	628	1,189
Interest income	18	29	76	102
Interest expense (15)	(87)	(80)	(317)	(301)
Income tax (expense) benefit	203	19	6	(55)
Noncontrolling interest share of interest and tax	-	13	13	32
Income (loss) from continuing operations, net of tax	(280)	276	406	967
Income (loss) from discontinued operations, net of tax (10)	(319)	(22)	(342)	(25)
Net income (loss) attributable to Bunge	(599)	254	64	942
Convertible preference share dividends and other obligations	(11)	(9)	(36)	(34)
Net income (loss) available to Bunge common shareholders	$(610)	$245	$28	$908
Net income (loss) per common share diluted attributable to Bunge common shareholders (16):
Continuing operations	$(1.99)	$1.80	$2.51	$6.23
Discontinued operations	(2.18)	(0.15)	(2.32)	(0.16)
Net income (loss) per common share - diluted	$(4.17)	$1.65	$0.19	$6.07
Weighted–average common shares outstanding - diluted	146	154	147	155

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended December 31,		Year Ended December 31,
(In millions, except volumes)	2012	2011 (17)	2012	2011 (17)
Volumes (in thousands of metric tons):
Agribusiness	31,617	32,512	132,760	117,155
Sugar & Bioenergy	2,597	2,166	8,587	8,238
Edible oil products	1,778	1,591	6,654	5,989
Milling products	1,032	1,123	4,262	4,617
Fertilizer	364	400	986	1,141

Net sales:
Agribusiness	$12,671	$11,123	$44,561	$38,844
Sugar & Bioenergy	1,177	1,630	4,659	5,842
Edible oil products	2,525	2,286	9,472	8,839
Milling products	500	490	1,833	2,006
Fertilizer	167	163	466	566
Total	$17,040	$15,692	$60,991	$56,097
Gross profit:
Agribusiness	$362	$438	$1,786	$1,687
Sugar & Bioenergy	(9)	51	64	149
Edible oil products	129	127	446	462
Milling products	42	67	201	234
Fertilizer	26	34	76	95
Total	$550	$717	$2,573	$2,627
Selling, general and administrative expenses:
Agribusiness	$(232)	$(209)	$(858)	$(774)
Sugar & Bioenergy	(44)	(46)	(194)	(167)
Edible oil products	(89)	(84)	(353)	(325)
Milling products	(28)	(42)	(123)	(132)
Fertilizer	(6)	(9)	(35)	(38)
Total	$(399)	$(390)	$(1,563)	$(1,436)
Foreign exchange gain (loss):
Agribusiness	$5	$(6)	$111	$(16)
Sugar & Bioenergy	-	(7)	(15)	(4)
Edible oil products	(3)	3	(8)	3
Milling products	-	-	1	-
Fertilizer	-	(1)	(1)	1
Total	$2	$(11)	$88	$(16)

Goodwill impairment (5)	$(514)	$-	$(514)	$-
Segment earnings before interest and tax:
Agribusiness	$58	$199	$1,047	$905
Sugar & Bioenergy	(529)	3	(637)	(20)
Edible oil products	28	45	80	137
Milling products	14	25	115	104
Fertilizer	15	23	23	63
Total(14)	$(414)	$295	$628	$1,189

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(In millions)	2012	2011
Assets
Cash and cash equivalents	$571	$835
Trade accounts receivable, net	2,471	2,459
Inventories (18)	6,590	5,733
Current assets held for sale	658	-
Other current assets	3,775	4,101
Total current assets	14,065	13,128
Property, plant and equipment, net	5,888	5,517
Goodwill and other intangible assets, net	646	1,113
Investments in affiliates	273	600
Non-current assets held for sale	250	-
Other non-current assets	2,959	2,917
Total assets	$24,081	$23,275
Liabilities and Equity
Short-term debt	$1,598	$719
Current portion of long-term debt	719	14
Trade accounts payable	3,319	3,173
Current liabilities held for sale	297	-
Other current liabilities	2,429	3,041
Total current liabilities	8,362	6,947
Long-term debt	3,532	3,348
Non-current liabilities held for sale	13	-
Other non-current liabilities	881	905
Total liabilities	12,788	11,200
Redeemable noncontrolling interest (19)	38	-
Total equity	11,255	12,075
Total liabilities and equity	$24,081	$23,275

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	December 31,
(In millions)	2012	2011
Operating Activities
Net income	$36	$940
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Goodwill and other impairment charges	574	3
Gains on sales of investments in affiliates	(85)	(37)
Gain on acquisition of controlling interest	(36)	-
Foreign exchange (gain) loss on debt	(74)	113
Depreciation, depletion and amortization	570	526
Other, net	126	(150)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(373)	267
Inventories	(1,567)	530
Trade accounts payable	554	(295)
Other, net	(180)	717
Cash provided by (used for) operating activities	(455)	2,614
Investing Activities
Payments made for capital expenditures	(1,095)	(1,125)
Acquisitions of businesses (net of cash acquired)	(298)	(192)
Proceeds from sale of investment in affiliates	483	-
Other, net	(57)	97
Cash provided by (used for) investing activities	(967)	(1,220)
Financing Activities
Net borrowings (repayments) of short-term debt	819	(1,019)
Net proceeds (repayments) of long-term debt	549	195
Proceeds from sale of common shares	23	23
Repurchases of common shares	-	(120)
Dividends paid	(192)	(186)
Other, net	7	47
Cash provided by (used for) financing activities	1,206	(1,060)
Effect of exchange rate changes on cash and cash equivalents	(46)	(77)
Net increase (decrease) in cash and cash equivalents	(262)	257
Cash related to assets held for sale	(2)	-
Cash and cash equivalents, beginning of period	835	578
Cash and cash equivalents, end of period	$571	$835

▶ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment earnings before interest and tax (EBIT) is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions)	2012	2011	2012	2011
Total segment EBIT	$(414)	$295	$628	$1,189
Interest income	18	29	76	102
Interest expense	(87)	(80)	(317)	(301)
Income tax (expense) benefit	203	19	6	(55)
Loss from discontinued operations, net of tax (9)	(319)	(22)	(342)	(25)
Noncontrolling interest share of interest and tax	-	13	13	32
Net income (loss) attributable to Bunge	$(599)	$254	$64	$942

Earnings per common share-diluted (excluding certain gains & charges and discontinued operations)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains & charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains & charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Continuing operations:
Net income (loss) per common share-diluted (excluding certain gains & charges and discontinued operations)	$0.57	$1.80	$4.62	$5.96
Certain gains & charges (see Additional Financial Information section)	(2.56)	-	(2.11)	0.27
Net income (loss) per share - continuing operations	(1.99)	1.80	2.51	6.23
Discontinued operations:
Net income (loss) per common share-diluted from discontinued operations (excluding certain gains & charges)	(0.14)	(0.15)	(0.17)	(0.16)
Certain gains & charges (see Additional Financial Information section)	(2.04)	-	(2.15)	-
Net income (loss) per share - discontinued operations	(2.18)	(0.15)	(2.32)	(0.16)
Net income (loss) per common share-diluted	$(4.17)	$1.65	$0.19	$6.07

▶ Notes

Agribusiness:

(1)                 EBIT includes a pre-tax gain of $85 million recorded in the second quarter of 2012 from the sale of Bunge’s interest in The Solae Company.  2011 EBIT includes a pre-tax gain of $37 million recorded in the second quarter from the sale of Bunge’s interest in a European oilseed processing facility joint venture.

(2)                 EBIT includes a pre-tax loss of $66 million recorded in other income (expense) – net in the fourth quarter of 2012 related to the sale of $94 million of long-term recoverable tax assets in Brazil.

 (3)               EBIT includes pre-tax impairment charges of $9 million recorded in equity in earnings in affiliates and $1 million recorded in selling, general and administrative expenses, both in the fourth quarter of 2012, relating to the write down of two separate equity method investments in European biodiesel producers and an affiliate loan to a European biodiesel joint venture, respectively.

Sugar & Bioenergy:

(4)                 EBIT includes pre-tax impairment charges of $10 million recorded in equity in earnings in affiliates and $29 million recorded in selling, general and administrative expenses, both in the third quarter of 2012, related to the write down of the investment in and a related loan to a North American bioenergy joint venture, respectively.

(5)                 EBIT includes a pre-tax goodwill impairment charge of $514 million recorded in the fourth quarter of 2012.

(6)                 EBIT includes a pre-tax gain of $16 million recorded in selling, general and administrative expenses in the fourth quarter of 2012 related to the sale of an investment in a logistics facility in Brazil.

Edible oils products:

(7)                 EBIT includes a pre-tax gain of $6 million recorded other income (expense) – net in the third quarter of 2011 related to the sale of an idled facility in Canada for $7 million in cash.

(8)                 EBIT includes a pre-tax loss of $7 million recorded in other income (expense) – net in the fourth quarter of 2012 related to the sale of $10 million of long-term recoverable tax assets in Brazil.

Milling products:

(9)                 EBIT includes a pre-tax gain of $36 million recorded in the second quarter of 2012 from the acquisition of a controlling interest in a North American milling business in which Bunge previously held a minority investment.

Discontinued Operations - Fertilizer:

(10)              On December 7, 2012, Bunge announced it has entered into a definitive agreement with Yara International ASA (Yara), under which Yara will acquire Bunge’s Brazilian fertilizer business, including blending facilities, brands and warehouses, for $750 million in cash.  Results of operations for this business have been classified as discontinued operations for all periods presented.  All assets and liabilities subject to the agreement are classified as held for sale.

(11)              EBIT for discontinued operations includes a pre-tax charge of $27 million recorded in other income (expense) –  net in the first quarter of 2012 stemming from an environmental incident due to a sulfuric acid spill during vessel unloading in the south of Brazil in 1998.

(12)              EBIT for discontinued operations includes a pre-tax charge of $49 million for additional reserves related to long-term receivables from farmers in Brazil.

(13)              Net income (loss) attributable to Bunge from discontinued operations includes a charge of $266 million for an income tax valuation allowance resulting from the pending sale of the business.

Notes to the Financial Tables:

(14)              See Reconciliation of Non-GAAP Measures.

(15)              Includes interest expense on readily marketable inventories of $38 million and $22 million for the quarters ended December 31, 2012 and 2011, respectively, and $133 million and $106 million for the years ended December 31, 2012 and 2011, respectively.

(16)       Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2012 exclude the effect of 4 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive. Weighted-average common shares outstanding-diluted for the quarter and year ended December 31, 2012 excludes the effect of approximately 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect would not have been dilutive.

▶ Notes

Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2011 exclude the effect of 4 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive. Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2011 include approximately 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

(17)              Beginning in the first quarter of 2012, the management responsibilities for certain Brazilian port facilities were moved from the agribusiness segment to the fertilizer segment. Accordingly, amounts for prior periods presented have been reclassified to conform to the current period segment presentation.

(18)              Includes readily marketable inventories of $5,306 million and $4,076 million at December 31, 2012 and 2011, respectively.

(19)     Redeemable Noncontrolling Interest of $38 million represents ownership interests in two consolidated entities where the investors have the right to require the company to repurchase their interest in the respective entities subject to certain conditions including passage of time.